Compliance Manual
Firm Personnel
Humilis Investment Strategies, LLC
CODE OF ETHICS

INTRODUCTION
The Firm has adopted this code of ethics (the “Code of Ethics”) in compliance with the Rules in order to specify the standard of conduct expected of its Associated Persons (as defined below). The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.
All Associated Persons of the Firm must comply with the Rules. In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:
•To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;
•To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or
•To engage in any fraudulent, deceptive, or manipulative practice.
In addition, Firm personnel are prohibited from, among other things, engaging in the following activities:
•Performing any activities they are not otherwise authorized to perform under Firm policies, the Compliance Manual or the Rules;
•Failing to disclose conflicts of interests;
•Recommending securities or investment products outside the Investment Parameters of the client;
•Permitting their personal investments or affiliations to influence advice to a client;
•Failing to notify the Chief Compliance Officer immediately about, or attempting to settle, any client complaints on their own;
•Guaranteeing any security or investment product recommended to the client or the performance of a client’s investment or account;
•Signing a client’s name to any document, even if the client gives permission to do so;
•Accepting money from a client as additional compensation for investment advisory services offered;
•Borrowing money, loaning to, or otherwise accepting investment from a client without prior consent from the Chief Compliance Officer;
•Making discretionary trades for a client who has not given the Firm written authority to make such trades;
•Advertising their services or those of the Firm without prior approval of the Firm;

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•Raising money for charitable or political organizations without prior approval from the Firm;
•Becoming employed with another company or serving as a director of another company without prior approval from the Firm; and
In adopting this Code of Ethics, the Firm recognizes that it, and its Associated Persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS
“Access Person” means any supervised person of the Firm:
(i)Who has access to nonpublic information regarding any clients’ purchase or sale of securities;
(ii)Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;
(iii)Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or
(iv)Such other persons as the Chief Compliance Officer will designate.
“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any
Reportable Security.
“Affiliate Account” means, as to any Access Person, an Account:
(i)Of any Family Member of the Access Person;
(ii)For which the Access Person acts as a custodian, trustee or other fiduciary;
(iii)Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and
(iv)Of any Access Person of the Firm.
“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.
“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a

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predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.
“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.
“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.
“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of
Reportable Securities.
“Family Member” of an Access Person means:
(i)That person’s spouse or minor child who resides in the same household;
(ii)Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;
(iii)Any relative dependent on the Access Person for financial support; and
(iv)Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.
“Managed Account” means an account in which a third-party manager has discretionary investment authority over an Access Person’s personal account.
“Material Non-Public Information”
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

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(v)Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.
“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.
“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:
(i)Direct obligations of the Government of the United States;
(ii)Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;
(iii)Shares issued by money market funds;
(iv)Shares issued by open-end mutual funds; and
(v)Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.
“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.
“Rumor” means a false or misleading statement or a statement without a reasonable basis. A statement will not be considered a “Rumor” if it is clearly an expression of an individual’s or the Firm’s opinion.
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES
Timing of Personal Transactions

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No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at

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the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.
If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may affect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.
Notwithstanding the above, Access Persons may affect transactions for themselves at the same time as clients as part of a block trade, in accordance with the Rules and the Compliance Manual.
Improper Use of Information
No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.
No Associated Person:
•while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;
•will disclose material nonpublic information about a company to any person except for lawful purposes; or
•may purchase or sell any Restricted Securities, found on the Restricted Securities List attached as Exhibit I, for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.
Improper Circulation of Rumors
No Associated Person may originate or circulate any Rumor concerning any Security that the Associated Person knows or has reasonable grounds for believing is false or misleading and is likely to improperly influence the market price of a Security. The following activities are not prohibited:
•Discussion of Rumors that are published by widely circulated;
•Discussion of Rumors among other financial services professionals when discussing market or trading conditions; and
•Discussion with others for the purpose of verifying, or inquiring into the truthfulness or accuracy of a Rumor.
Initial Public Offerings
No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

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Limited Offerings
No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

REPORTING
An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:
Initial Holdings Reports
Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on Exhibit J with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.
Quarterly Reportable Securities Transaction Reports
Not later than 30 days after the end of each calendar quarter, a Transactions Report as set forth on Exhibit K for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:
•The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;
•The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
The date the report is being submitted by the Access Person.

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Annual Holdings Reports
At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on Exhibit J with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.
Exceptions From Reporting Requirements
An Access Person need not submit:
•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;
•A transaction report with respect to transactions effected pursuant to an automatic investment plan;
•A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place;
•Managed Accounts may be excluded from the reporting requirement if it is determined that the Access Person has no direct or indirect influence or control of the account. In order to exclude the account from the reporting requirement and to document the facts, the Access Person must inform the Chief Compliance Officer of the relationship, including the name and contact information of the third party manager. The third party manager must sign the Managed Account Certification, an example of which is set forth in Exhibit M and return to the Chief Compliance Officer.
Disclaimer of Beneficial Ownership
Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.
Annual Certification of Compliance
Each Access Person must submit annually, a Certification and Holdings Report as set forth on Exhibit J by a date specified by the Chief Compliance Officer, that the Access Person:

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•Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code;
•Has complied with all the requirements of this Code of Ethics; and
•Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.
Legal or Regulatory Proceedings
All Firm personnel (including, but not limited to, Access Persons) will immediately notify the Chief Compliance Officer if they become the subject of a complaint or legal action involving:
•Any arrest, summons, subpoena, indictment or conviction for a criminal offense;
•An investigation or governmental proceeding;
•Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;
•Any litigation or arbitration;
•Any bankruptcy proceedings; or
•Any other disciplinary event which the Firm personnel believes may be material to their employment at the Firm.

CONFIDENTIALITY
Non-Disclosure of Confidential Information
No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer or as otherwise described in the “Reporting of Possible Securities Law Violations” section, below. These provisions will continue in full force and effect after termination of the Associated Person’s relationship with the Firm, regardless of the reason for such termination.
Confidentiality of Information in Access Persons’ Reports
All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

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SANCTIONS
Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

REPORTING OF POSSIBLE SECURITIES LAW VIOLATIONS
No Firm policy, procedure or agreement (including this Manual, any employment manual, employment agreement, severance agreement, or confidentiality agreement) shall be interpreted to impede any person of any right or protection conferred onto that person to report possible securities violations under the federal securities laws (“whistleblower rules”) directly with the Securities and Exchange Commission staff (the “Staff”). Should any Firm personnel wish to report such a violation to the Firm rather than the Staff, the person should do so to the Chief Compliance Officer, unless the person is not comfortable with that, in which case a different officer of the Firm should be notified. The report can be done anonymously.
The Chief Compliance Officer, or another appropriate officer, will review and analyze the report as well as the whistleblower rules and take proper action after consultation with securities counsel where necessary. The Firm will take no retaliatory action that would violate any whistleblower rules against any Firm personnel for reporting possible securities violations.

GIFT POLICY
To address conflicts of interest that may arise when firm personnel accept or give gifts, entertainment, special accommodation, or other items of value (together “gifts”), to or from anyone, firm personnel should refer to the Firm’s gift policy, below, or direct questions to the Chief Compliance Officer prior to accepting or delivering any gifts.
Firm employees are prohibited from doing any of the following without prior permission from the Chief Compliance Officer:
•Giving gifts worth more than $100 per year to any person associated with a broker-dealer or receiving gifts worth more than $100 per year from any person associated with a broker-dealer;
Giving gifts worth more than $100 to any other person that seeks to do business with or on behalf of the Firm or receiving gifts worth more than $100 from any other person that seeks to do business with or on behalf of the Firm without prior approval from the Chief Compliance Officer; and

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•Providing or accepting entertainment to or from any person or entity that does or seeks to do business with or on behalf of the Firm that an employee reasonably expects to exceed
$100 without prior approval from the Chief Compliance Officer.
When submitting a request for approval, the employee must provide sufficient detail regarding the gift or entertainment, including information relating to the person/entity that will give and receive the gift/entertainment, the amount (or anticipated amount) of the gift/entertainment, and any conflicts of interest that the employee is aware of relating to the giving or receipt of such gift or entertainment. The Chief Compliance Officer will maintain a log containing the information from each request as well as the Chief Compliance Officer’s determination with respect to each such request.

DUTIES OF THE CHIEF COMPLIANCE OFFICER
Identifying and Notifying Access Persons
The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.
Providing Information to Access Persons
The Chief Compliance Officer will provide advice, with the assistance of counsel if necessary, about the interpretation of this Code of Ethics.
Revising the Restricted Securities List
The Chief Compliance Officer will ensure that the Restricted Securities List is updated as necessary.
Reviewing Reports
The Chief Compliance Officer will be responsible for ensuring that reports submitted by each Access Person are reviewed to determine whether there may have been any transactions prohibited by this Code of Ethics.
Compliance and Review of the Chief Compliance Officer
The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The Chief Operations Officer will be responsible for ensuring the compliance of the Chief Compliance Officer with the Code of Ethics.

BOOKS AND RECORDS
In its books and records, the Firm will maintain all documents related to the Code of Ethics including:
A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

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•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;
•A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;
•A record of each Access Person report described in the Code of Ethics;
•A record of the names of persons who are currently, or within the past five years were, Access Persons; and
•A record of any decision and the reasons supporting the decision, to approve the Acquisition of Beneficial Ownership in any Security in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.

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